Exhibit 1(j)

AMENDMENT NO. 8 TO THE TRUST INSTRUMENT

UBS MONEY SERIES

Pursuant to Article IV, Section 1 and Article X, Section 8 of the Trust Instrument of UBS Money Series (the “Trust”), the Trust Instrument of the Trust, dated April 29, 1998, as amended on July 28, 1999, May 9, 2001, April 8, 2002, March 15, 2004, August 28, 2007, October 6, 2008 and May 20, 2015, is hereby further amended as indicated below.

Schedule A is hereby amended to read as follows:

Series of the Trust

UBS Liquid Assets Fund

UBS Select Prime Institutional Fund

UBS Select Treasury Institutional Fund

UBS Select Tax-Free Institutional Fund

UBS Select Prime Preferred Fund

UBS Select Treasury Preferred Fund

UBS Select Tax-Free Preferred Fund

UBS Select Prime Investor Fund

UBS Select Treasury Investor Fund

UBS Select Tax-Free Investor Fund

UBS Select Prime Capital Fund

UBS Select Treasury Capital Fund

UBS Select Tax-Free Capital Fund

UBS Prime Investor Fund

UBS Prime Preferred Fund

UBS Prime Reserves Fund

CERTIFICATE

I, Keith A. Weller, Vice President and Assistant Secretary of UBS Money Series, hereby certify that: (i) this Amendment No. 8 to the Trust Instrument was authorized pursuant to resolutions duly adopted by the Trust’s Board of Trustees at a meeting duly called and held on September 21-22, 2015, and (ii) this Amendment No. 8 to the Trust Instrument of UBS Money Series is made in accordance with the provisions of the Trust Instrument and will become effective upon the 16th day of October, 2015. This certificate is executed as of October 16, 2015.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of the date indicated above.

By: /s/ Keith A. Weller

Keith A. Weller

Vice President and Assistant Secretary

UBS Money Series

Subscribed and sworn before me this 16th day of October, 2015:

/s/ Barbara A. Valente

Notary